Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alamo Group Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-180049), and on Form S-8 (Registration Nos. 333-231205, 333-204169, 333-174755, 333-143216, and 333-88454) of Alamo Group Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Alamo Group Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Alamo Group Inc.

/s/KPMG LLP
San Antonio, Texas
February 28, 2020